As filed with the Securities and Exchange Commission on March 29, 2018

Registration No. 333-199129

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 14

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland 21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Michael J. Choate, Esq.	Robert H. Baum
Proskauer Rose LLP	Executive Vice President and
Three First National Plaza	General Counsel
70 West Madison	The Inland Real Estate Group, LLC
Suite 3800	2901 Butterfield Road
Chicago, Illinois 60602-4342	Oak Brook, Illinois 60523
(312) 962-3567	(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public: This Post-Effective Amendment No. 14 to Form S-11 Registration Statement (Registration No. 333-199129) is being filed to deregister all of the shares of common stock that were registered but unsold under the Registration Statement that have not otherwise previously been deregistered.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

This Post-Effective Amendment No. 14 to Form S-11 Registration Statement (Registration No. 333-199129) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

Deregistration of Shares of Common Stock

Inland Residential Properties Trust, Inc. (the “Registrant”) filed a Form S-11 Registration Statement (Registration No. 333-199129) (as amended, the “Registration Statement”), which was initially declared effective by the Securities and Exchange Commission (the “SEC”) on February 17, 2015, pursuant to which the Registrant registered $1,190,000,000 of shares of common stock, in any combination of Class A, Class T and Class T-3 shares, including $190,000,000 of shares pursuant to the Registrant’s distribution reinvestment plan (the “DRP”).

The Registrant terminated its primary offering effective as of January 3, 2018. On January 11, 2018, the Registrant filed a Registration Statement on Form S-3 (File No. 333-222504) (the “S-3 Registration Statement”) to register its offering of common stock pursuant the DRP. As of January 10, 2018, there remained unsold a total of $1,138,169,252 of shares of common stock, which consisted of $949,807,833 of shares that remained unsold in the primary offering and $188,361,419 of shares that remained unsold pursuant to the DRP. Of the $1,138,169,252 of shares of common stock that remained unsold, $925,000,000 of shares were deemed deregistered when the Registrant used the registration fee it had paid with respect to unsold shares to offset the entire registration fee due under the S-3 Registration Statement. The S-3 Registration Statement was made effective upon filing with the SEC. Beginning on January 11, 2018, securities issued under the DRP were issued pursuant to the S-3 Registration Statement.

Accordingly, as of January 11, 2018, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. By filing this post-effective amendment, the Registrant hereby deregisters all of the shares of common stock that were registered but unsold under the Registration Statement that have not otherwise previously been deregistered by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on March 29, 2018.

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

By:	/s/ Mitchell A. Sabshon
Name:	Mitchell A. Sabshon
Its:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel L. Goodwin	Director and Chairman of the Board	March 29, 2018
Daniel L. Goodwin

/s/ Mitchell A. Sabshon	Director, President and Chief Executive Officer	March 29, 2018
Mitchell A. Sabshon	(Principal Executive Officer)

*	Independent Director	March 29, 2018
Adrian B. Corbiere

*	Independent Director	March 29, 2018
Meredith W. Mendes

*	Independent Director	March 29, 2018
Michael W. Reid

/s/ Catherine L. Lynch	Chief Financial Officer	March 29, 2018
Catherine L. Lynch	(Co-Principal Financial Officer)

/s/ David Z. Lichterman	Vice President, Treasurer and Chief Accounting Officer	March 29, 2018
David Z. Lichterman	(Co-Principal Financial Officer and Principal Accounting Officer)

*	/s/ Cathleen M. Hrtanek	March 29, 2018
Cathleen M. Hrtanek Attorney-in-fact